Exhibit 99
Contact:        Allison Cooke Kellogg
               (212) 852-1127

U.S. TRUST

               For Release:    IMMEDIATE

   U.S. TRUST ANNOUNCES STOCK SPLIT, DIVIDEND INCREASE AND SHARE
                  REPURCHASE AUTHORIZATION

New York, N.Y.; Jan. 28, 1997 -- The Board of Directors of U.S.
Trust Corporation today approved a two-for-one stock split of its common shares, payable on Feb. 21, 1997, to shareholders of record on Feb. 7, 1997.

The board also approved a 20% increase in the corporation's regular quarterly dividend, payable on April 25, 1997, to shareholders of record on April 10, 1997. After the stock split, U.S. Trust's indicated annual dividend rate for 1997 will be $0.60 per share, or $0.15 per quarter, effective in the second quarter of 1997. Currently, the corporation's annual dividend, on a pre-stock-split basis, is $1.00 per share.

In addition, U.S. Trust's board authorized the repurchase of up to 500,000 shares (1,000,000 shares after the stock split) of common stock for general corporate purposes. The shares will be purchased in the open market from time to time at prevailing market prices or in directly negotiated purchases. This is in addition to the approximately 438,000 shares (876,000 shares after the stock split) remaining from the repurchase authorization the board approved in July 1996 to be used to meet the corporation's obligations under its stock-based benefit plans, and it brings the total share repurchase authorization to 938,000 shares (1,876,000 shares after the stock split).
                               -MORE-

U.S. Trust is an investment management company that also provides fiduciary and private banking services. Headquartered in New
York City, U.S. Trust has over $53 billion in assets under management and serves affluent individuals, families and institutions nationwide through its offices in California, Connecticut, Florida, New Jersey, Oregon, Texas and Washington,
D.C.


###

4